For Immediate Release	Contact: Marc T. Giles
July 2, 2004	(860) 644-1551

GERBER SCIENTIFIC CFO TO STEP DOWN

SOUTH WINDSOR, CT, July 2, 2004 - Gerber Scientific, Inc. (NYSE: GRB) announced today that Shawn M. Harrington has resigned as Executive Vice President and Chief Financial Officer of the Company. Mr. Harrington's resignation will be effective on September 30 of this year. Until that time, Mr. Harrington will continue to serve in his current position and to assist with the transition of his responsibilities to a new CFO.

The Company's Board of Directors will be engaging an executive search firm to work with senior management and the Board in recruiting Mr. Harrington's successor.

Mr. Harrington informed the Board that he wished to look for new and different challenges, after a long and distinguished 21 year career with the Company, where he has held a number of key executive positions, including the Presidency of Gerber Coburn.

Marc T. Giles, the Company's President and Chief Executive Officer, stated “We are disappointed to lose Shawn as part of our management team. Under Shawn's direction as CFO, we have developed a solid financial strategy to support future growth and are well along toward accomplishing the objectives laid down in our three year turn around plan. All of us at Gerber Scientific wish to thank Shawn for his many significant contributions to our Company over the years and wish him great success in whatever new career opportunities he may choose to pursue.”

About Gerber Scientific, Inc.

Gerber Scientific is the world's leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the company operates through four businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology, and Gerber Coburn.

Safe Harbor Statement:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the company's business, see the Company's Quarterly Reports on Form 10-Q for the quarters ended January 31, 2004, October 31, 2003 and July 31, 2003 and its Annual Report on Form 10-K for the year ended April 30, 2003, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the company assumes no obligation to update or revise any forward-looking statements contained in this release.